Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

Form S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

VIRGINIA COMMERCE BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Virginia	54-1964895
(State or Other Jurisdiction of	(IRS Employer I.D. Number)
Incorporation or Organization)

5350 Lee Highway, Arlington, Virginia	22207
(Address of Principal Executive Offices)	(Zip Code)

VIRGINIA COMMERCE BANCORP, INC. AMENDED AND RESTATED 1998 STOCK OPTION PLAN
(Full Title of Plan)

Peter A Converse, Chief Executive Officer
Virginia Commerce Bancorp, Inc.
5350 Lee Highway
Arlington, Virginia  22207
703.534.0700
(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Noel M. Gruber, Esquire
Kennedy & Baris, L.L.P.
Suite P-15
4701 Sangamore Road
Bethesda, Maryland  20816

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value	500,000 shares	$19.00	$9,500,000	$291.65

(1)             Estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933 solely for purposes of calculating the registration fee, based, the average of the high and low prices for the common stock on April 26, 2007.

(2)             Represents the aggregate average of the high and low prices for the common stock as of April 26, 2007, in accordance with the provisions of Rule 457(h)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Certain Documents by Reference.

The following documents filed with Securities and Exchange Commission are hereby incorporated by reference herein:

(1)           Virginia Commerce Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006;

(2)           The description of Virginia Commerce Bancorp, Inc.’s Common Stock contained in its Registration Statement on Form 8-A; and

(3)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by Virginia Commerce Bancorp, Inc. since the end of the year covered in its Annual Report referred to in (1) above.

All documents filed by Virginia Commerce Bancorp, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby shall have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  Description of Securities

As the securities to be issued pursuant to this registration statement are registered under Section 12 of the Securities Exchange Act of 1934, this item is inapplicable.

ITEM 5.  Interest of Named Experts and Counsel.

Attorneys at Kennedy & Baris, L.L.P. owned an aggregate of approximately 112,500 shares of common stock.

ITEM 6.  Indemnification of Directors and Officers

The Articles of Incorporation of Virginia Commerce Bancorp provide that Virginia Commerce Bancorp shall, to the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, indemnify a director or officer of Virginia Commerce Bancorp who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the corporation’s request Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification provided by the Articles of Incorporation is not exclusive of any right to indemnification which any person may be entitled to under any bylaw, resolution, agreement, vote of stockholders or provision of law. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee.  If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

ITEM 7.  Exemption From Registration Claimed.

As no restricted securities are to be reoffered or resold pursuant to this registration statement, this item is inapplicable.

ITEM 8.  Exhibits.

Exhibit Number	Description

4	Virginia Commerce Bancorp, Inc. Amended and Restated 1998 Stock Option Plan

5	Opinion of Kennedy, Baris & Lundy, L.L.P.

23(a)	Consent of Kennedy, Baris & Lundy, L.L.P., included in Exhibit 5

23(b)	Consent of Yount, Hyde & Barbour, P.C.

ITEM 9.  Undertakings.

The Registrant hereby undertakes that it will:

(1)               file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)               for determining liability under the Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)               file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, State of Virginia, on April 30, 2007.

VIRGINIA COMMERCE BANCORP, INC.

April 30, 2007	By:	/s/ Peter A. Converse
Peter A. Converse, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ Leonard Adler	Director	April 30, 2007
Leonard Adler

/s/ Michael G. Anzilotti	President, Director	April 30, 2007
Michael G. Anzilotti

/s/ Peter A. Converse	Chief Executive Officer, Director	April 30, 2007
Peter A. Converse	(Principal Executive Officer)

/s/ W. Douglas Fisher	Chairman of the Board of Directors	April 30, 2007
W. Douglas Fisher

/s/ David M. Guernsey	Vice Chairman of the Board of Directors	April 30, 2007
David M. Guernsey

/s/ Robert L. L’Hommedieu	Director	April 30, 2007
Robert H. L’Hommedieu

/s/ Norris E. Mitchell	Director	April 30, 2007
Norris E. Mitchell

/s/ Arthur L. Walters	Vice Chairman of the Board of Directors	April 30, 2007
Arthur L. Walters

/s/ William K. Beauchesne	Treasurer and Chief Financial Officer	April 30, 2007
William K. Beauchesne	(Principal Financial and Accounting Officer)